Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of ZW Data Action Technologies Inc. (FKA – ChinaNet Online Holdings, Inc) (the “Company”) on Form S-3 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated May 26, 2020, with respect to our audit of the consolidated financial statements of the Company as at December 31, 2019 and for the year ended December 31, 2019, which report is included in the Annual Report on Form 10-K (File No. 001-34647, filed with the SEC on May 27, 2020) of the Company for the year ended December 31, 2019.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this registration statement.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

March 16, 2021